Exhibit 99.1

MOST HOME CORP. (OTC BB: MHME) - Announces Completion of Private Placements and Business Update.

Vancouver, BC - February 14, 2005 - Most Home Corp. (the "Company") is pleased to announce the completion of two private placements and a revision to a private option agreement between some members of management, the Board and the founders of Most Home's wholly owned subsidiary, Most Referred Real Estate Agents Inc.

Kenneth Galpin, President and CEO stated that, "It is encouraging to see these arrangements, which have been in process since early November 2004, finally concluded." He went on to say that, "This injection of capital will greatly assist the Company in realizing the opportunities presently before it. While some of the funds will help offset seasonal operating losses normally experienced in the Fall and Winter months, the funding will primarily support the current roll out of the Company's ClientBuilder for Brokers product in the US market. We are excited to see the completion of our first broker sales in the US and the development of a solid sales pipeline through our recently established relationship with Net Results. In addition to several small brokerages, we are currently in high level discussions with a number of brokerages that have 500+ agents. With the completion of this funding we are confident that our near term objective of obtaining four or five strong reference accounts will be achieved by the fourth quarter and future revenues significantly enhanced as a result."

The two private placements aggregate gross proceeds of $729,327 USD to the Company. The Company issued 995,251 units at $0.60 USD per unit to nine accredited investors under one private placement and 377,650 common shares at $0.35 USD per share to four non-US person accredited investors, of which three accredited investors are director and officers of the Company. Each unit was comprised of one common share of the Company and one share purchase warrant. Each warrant entitles the investor to purchase one additional common share at an exercise price of $0.70 USD per share at any time up to and including January 30, 2007.

We also issued 1,000,000 shares of common stock in connection with the conversion of preferred stock by Mr. and Mrs. William Coughlin.

For more information, see our Form 8-K dated February 14, 2005, filed with the SEC at www.sec.gov.

Some members of management and the board, through their holding company, 612559 B.C. Ltd., have revised their previous agreement with the founders of Most Referred Real Estate Agents Inc., Mr. and Mrs. William Coughlin. The Coughlins extended the term by 2 years for which 612559 may exercise its private option right to acquire the Coughlins' shares of Most Home Corp. The Coughlins and 612559 further agreed that the Coughlins could sell 1 million shares to outside investors. Such sale has now been completed. The 1 million shares were sold to non-affiliates and pursuant section 4(2) of the Securities Act. These shares are restricted stock and cannot be re-sold for 1 year without a prospectus exemption, subject to the Company filing an SB-2 registration statement registering the said shares.

About Most Home Corp.

Most Home Corp. is a real estate services company providing its ClientBuilder for Brokers(TM) technology solutions for agents, brokers and real estate franchises. Most Home's broker and agent web solutions, incorporating its proprietary lead generation, qualification and management system, represent the next generation in web service technology and customer relationship management.

Most Home(TM) also operates Most Referred Real Estate Agents Inc. Established in 1997, Most Referred(R) is a licensed real estate company located in British Columbia, Canada and is engaged in the business of acquiring and qualifying real estate leads for its network of peer-selected real estate agents in some 2,600 market centers across the United States and Canada.

Most Home Corp. maintains a corporate Internet site at http://www.mosthome.com.

FOR MORE INFORMATION PLEASE CONTACT

Web: http://mosthome.com/investor_info.html

For further information or to be included on our email update list, please contact:

Brad Long / Investor Relations

Most Home Corp.

1530 Gulf Road

Point Roberts, WA 98281 USA

Toll Free: 877-360-0988 (US & Canada)

Direct: 360-945-2490 (Pacific Standard Time)

Fax: 360-945-2491

Email: blong@mosthome.com

Certain information and statements included in this news release constitute "forward-looking" statements within the meaning of the Federal Private Securities Litigation Reform Act of 1995. Such forward-looking statements involve known and unknown risks, uncertainties and other factors which may cause the results, performance, or achievements of the Company to be materially different from any future results, performance, or achievements expressed or implied in such forward-looking statements.